Exhibit 21.1

List of Significant Subsidiaries of Syneos Health, Inc.

Entity Name	Jurisdiction
Syneos Health US, Inc.	Delaware
inChord Holding Corporation (US)	Delaware
Syneos Health Clinical Inc.	Delaware
inVentiv Health Clinical, LLC	Delaware
Syneos Health, LLC	Delaware
Syneos Health Investment, LLC	Delaware
Syneos Health, Inc.	Delaware
inVentiv Health Consulting Inc (US)	Delaware
Syneos Health Holdings, Inc.	Delaware
inVentiv Commercial Services, LLC	New Jersey
inVentiv Health Communications, Inc (US)	Ohio
Palio Ignite LLC	Ohio
IVH Holdings (Barbados) SRL – US Branch	Texas
inVentiv Health Holdings Barbados ISRL	Barbados
Syneos Health France SARL	France
inVentiv Health Switzerland GmbH	Switzerland
Syneos Health I Limited Partnership	United Kingdom
INC Research II LP	United Kingdom
inVentiv Clinical UK Entities	United Kingdom
INC Research Europe	United Kingdom
INC Research Holding	United Kingdom
Syneos Health International Limited	United Kingdom
Syneos Health UK Limited	United Kingdom
INC Research International Holdings	United Kingdom